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                                                                   Exhibit 2(a)
                                                                 CONFORMED COPY











                      AGREEMENT AND PLAN OF MERGER


                                  AMONG


                  SPACE INDUSTRIES INTERNATIONAL, INC.,


                             ARGOTYCHE, L.P.

                                   AND

                      SPACE ACQUISITION CORPORATION





                             AUGUST 14, 1995


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                            TABLE OF CONTENTS

SECTION 1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 2.   THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
             (a) THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . .  5
             (b) THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . .  6
             (c) ACTIONS AT AND IMMEDIATELY FOLLOWING THE CLOSING. . . . . .  6
             (d) EFFECTS OF MERGER . . . . . . . . . . . . . . . . . . . . .  6
             (e) PROCEDURE FOR PAYMENT . . . . . . . . . . . . . . . . . . .  7
             (f) CLOSING OF TRANSFER RECORDS . . . . . . . . . . . . . . . .  9
             (g) DISSENTING SHARES . . . . . . . . . . . . . . . . . . . . .  9

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . .  9
             (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. . . . . . 10
             (b) CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . 10
             (c) AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . 10
             (d) NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . 11
             (e) FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . 11
             (f) ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . . . 12
             (g) LITIGATION AND LIABILITIES. . . . . . . . . . . . . . . . . 12
             (h) CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . 12
             (i) CERTAIN AGREEMENTS. . . . . . . . . . . . . . . . . . . . . 13
             (j) ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . 13
             (k) BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . 14
             (l) DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . 14
             (m) KNOWLEDGE OF OFFICERS OF PARENT OR PURCHASER. . . . . . . . 14

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. . . . . 14
             (a) ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . 14
             (b) CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . 14
             (c) AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . 14
             (d) NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . 15
             (e) BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . 15
             (f) DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . 15
             (g) CREDIT AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 15
             (h) ARVIN AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 5.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
             (a) GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . 16
             (b) NOTICES AND CONSENTS. . . . . . . . . . . . . . . . . . . . 16
             (c) REGULATORY MATTERS AND APPROVALS. . . . . . . . . . . . . . 16
             (d) OPERATION OF THE COMPANY'S BUSINESS . . . . . . . . . . . . 17
             (e) FULL ACCESS . . . . . . . . . . . . . . . . . . . . . . . . 18

             (f) NOTICE OF DEVELOPMENTS. . . . . . . . . . . . . . . . . . . 18
             (g) ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . 18
             (h) INSURANCE AND INDEMNIFICATION . . . . . . . . . . . . . . . 19

SECTION 6.   CONDITIONS TO OBLIGATIONS TO CLOSE. . . . . . . . . . . . . . . 20
             (a) CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER . . . . . 20
             (b) CONDITIONS TO OBLIGATIONS OF THE COMPANY. . . . . . . . . . 21

SECTION 7.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION 8.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 24
             (a) SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . 24
             (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS . . . . . . . . . . 24
             (c) NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . 24
             (d) ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 24
             (e) SUCCESSION AND ASSIGNMENT . . . . . . . . . . . . . . . . . 24
             (f) COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . 24
             (g) HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . 24
             (h) NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . 25
             (i) GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . 26
             (j) AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . . . . . 26
             (k) SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . 26
             (l) EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . 26
             (m) CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . . 26
             (n) INCORPORATION OF EXHIBITS AND SCHEDULES . . . . . . . . . . 26

EXHIBIT A -- Agreements to be Terminated (Consents and Approvals)

EXHIBIT B -- Form of Press Release

EXHIBIT C -- Indemnification Provision of the By-Laws of the Company

                            AGREEMENT AND PLAN OF MERGER

    Agreement entered into as of August 14, 1995, by and among Argotyche, L.P., a Delaware limited partnership ("Parent"), Space Acquisition Corporation, a Delaware corporation ("Purchaser"), and Space Industries International, Inc., a Delaware corporation (the "Company"). Parent, Purchaser and the Company are referred to collectively herein as the "Parties".

                                     RECITALS

    WHEREAS, Parent and Purchaser desire to engage in a transaction whereby the Company will be merged with and into Purchaser, a wholly-owned subsidiary of Parent, on the terms described herein (the "Merger");

    WHEREAS, the Special Committee of the Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith
Incorporated, dated July 18, 1995, to the effect that, as of such date, the Merger Consideration (defined below) is fair, from a financial point of view, to the Minority Stockholders (defined below) of the Company;

    WHEREAS, the Special Committee has determined that the Merger, including the Merger Consideration, is fair to and in the best interests of the Minority Stockholders, and so advised the Board of Directors;

    WHEREAS, the Board of Directors of the Company has determined that the Merger, including the Merger Consideration, is fair to and in the best interests of the Minority Stockholders and has approved this Agreement; and

    WHEREAS, Arvin Industries, Inc., which beneficially owns approximately 70% of the outstanding Company Common Shares (defined below), has entered into the Arvin Agreement (defined below), which, among other things, provides that Arvin will vote all of the Company Common Shares held by Arvin in favor of the Merger;

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound hereby, agree as follows.

    SECTION 1.  DEFINITIONS.

    "AFFILIATE" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act.

    "AGREEMENT" means this Agreement as executed as of the date first above written or, if amended as provided herein, as amended.

    "ARVIN" means Arvin Industries, Inc., an Indiana corporation.

    "ARVIN AGREEMENT" means the Stockholder Agreement, dated as of the date hereof, between Arvin and Parent relating, among other things, to the Company Common Shares and Company Preferred Shares owned by Arvin.

    "BENEFIT PLANS" shall mean all annuity, bonus, deferred compensation, pension, retirement, incentive, group insurance, disability, employee welfare, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, phantom stock and stock option plans, all employment, compensation, severance or termination contracts, all collective bargaining agreements, other employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of the Company and any of its Subsidiaries.

    "BUSINESS DAY" shall mean any day of the week other than Saturday, Sunday or a day that is a legal holiday in Washington, D.C., Chicago, Illinois or Detroit, Michigan on which commercial banking institutions are obligated to close for business.

    "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(c) below.

    "CERTIFICATES" has the meaning set forth in Section 2(e)(ii) below.

    "CLOSING" has the meaning set forth in Section 2(b) below.

    "CLOSING DATE" has the meaning set forth in Section 2(b) below.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

    "COMPANY ACQUISITION PROPOSAL" shall mean any proposal (other than any proposal by Parent or Purchaser with respect to the Merger) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company or any Significant Subsidiary of the Company; (ii) any sale, lease, exchange, transfer or other disposition of the assets of the Company or any of its Subsidiaries, constituting 50% or more of the consolidated assets of the Company or accounting for 50% or more of the consolidated revenues of the Company in any one transaction or in a series of related transactions; and
(iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving 50% or more of the outstanding shares of any class of capital stock of the Company.

    "COMPANY COMMON SHARE" means any share of the Common Stock, $.01 par value per share, of the Company.

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    "COMPANY DISCLOSURE SCHEDULE"  means the disclosure schedule delivered by the Company concurrently with this Agreement which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in
Section 3.

    "COMPANY PREFERRED SHARE" means any share of the Series A Convertible Redeemable Preferred Stock, $.01 par value per share, of the Company.

    "COMPANY STOCKHOLDER" means any Person who or which holds any of the Company Common Shares.

    "COMPANY STOCKHOLDER VOTE" has the meaning set forth in Section 5(c)(ii) below.

    "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if (i) the Board of Directors of the Company shall have failed to recommend, shall have withdrawn or shall have modified, in a manner adverse to either Parent or Purchaser, its recommendation or approval of this Agreement for any reason;
(ii) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Proposal; (iii) the Company shall have entered into any Contract to consummate any Company Acquisition Proposal; or
(iv) any Person or group (as defined in Section 13(d) of the Securities Exchange Act) (other than either Parent or Purchaser or any of their Affiliates and other than Arvin) shall have become the beneficial owner of 20% or more of the outstanding shares of any class of capital stock of the Company.

    "CONTRACT" means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other agreement, obligation, instrument or commitment of any nature.

    "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement, dated as of the date hereof, by and among Purchaser, Arvin, the Subsidiary Guarantors set forth on the signature pages thereof, the Banks set forth on the signature pages thereof and NBD Bank, as Agent.

    "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

    "DISSENTING SHARES" has the meaning set forth in Section 2(g).

    "EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i) below.

    "ERISA" means the Employer Retirement Income Security Act of 1974, as amended.

    "EXCHANGE AGENT" means Harris Trust and Savings Bank, Chicago, Illinois.

    "EXPENSE REIMBURSEMENT AMOUNT" has the meaning set forth in Section 7(c) below.

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    "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(e) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "GOVERNMENT CONTRACT" means with respect to any Person, any contract between such Person and the United States government or any department, agency or instrumentality thereof, and any subcontract at any time held by such Person under a prime government contract.

    "INCLUDING" means "including, but not limited to."

    "IRS" means the Internal Revenue Service.

    "MERGER" has the meaning set forth in the first recital above.

    "MERGER CONSIDERATION" has the meaning set forth in Section 2(d)(v) below.

    "MINORITY STOCKHOLDERS" means the Company Stockholders, other than Arvin, Parent, Purchaser and the officers and directors of Parent and Purchaser.

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "PARENT" has the meaning set forth in the first paragraph of this Agreement.

    "PARTIES" has the meaning set forth in the first paragraph of this Agreement.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "PREFERRED CONSIDERATION" has the meaning set forth in Section 2(d)(v) below.

    "PROXY MATERIALS" means the definitive notice of meeting, proxy statement (including exhibits) and proxy card to be distributed to the Company Stockholders in connection with the Company Stockholder Vote.

    "PURCHASER" has the meaning set forth in the first paragraph of this Agreement.

    "PURCHASER COMMON STOCK" means the Common Stock, $.01 par value per share of the Purchaser.

    "PURCHASER DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Parent and Purchaser concurrently with this Agreement which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Section 4.

    "REQUISITE COMPANY STOCKHOLDER APPROVAL" has the meaning set forth in
Section 3(c)(ii) below.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "SERIES A WARRANTS" means the Series A Warrants of the Company issued pursuant to the Warrant Agreement, dated as of July, 16, 1993, between the Company and Harris Trust and Savings Bank, as Warrant Agent.

    "SERIES B WARRANTS" means the Series B Warrants of the Company issued pursuant to the Warrant Agreement, dated as of July, 16, 1993, between the Company and Harris Trust and Savings Bank, as Warrant Agent.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Rules and Regulations of the SEC.

    "SPECIAL COMMITTEE" means the Special Committee of the Board of Directors of the Company established to consider the Merger.

    "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "SURVIVING CORPORATION" has the meaning set forth in Section 2(a) below.

    "TERMINATION FEE" has the meaning set forth in Section 7(d) below.

    "WARRANTS" means the Series A Warrants and the Series B Warrants.

    SECTION 2.  THE MERGER.

        (a) THE MERGER. Upon and subject to the terms and conditions of this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, the Merger shall take place at the Effective Time. Following the Merger, except as provided in the following sentence, Purchaser shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue its existence under the laws of Delaware, and the separate corporate existence of the Company shall cease. At the election of Parent and Purchaser, the Merger may be structured so that (i) Purchaser shall be merged with and into the Company, with the result that the Company shall be the Surviving Corporation, (ii) a wholly owned subsidiary of Purchaser ("Acquisition Sub") shall be merged with and into the Company in the Merger, with the result that the Company shall be the Surviving Corporation in the Merger, or (iii) the Company shall be merged with and into Acquisition Sub, with the result that Acquisition Sub shall be the Surviving Corporation; PROVIDED, HOWEVER, such restructuring shall not adversely affect any representation, warranty or covenant made herein or adversely affect the rights of any Company Stockholder or the Company. The Company agrees that if Parent and Purchaser make any election under the preceding sentence, the Company shall enter into an amendment to this Agreement that will implement such election, and shall take all other action necessary or desirable to implement such election; PROVIDED, HOWEVER, neither such amendment nor such other action adversely affects the rights of any Company Stockholder or the Company hereunder.

        (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P. in Washington, D.C., or such other place as the Parties may mutually determine, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date and time as the Parties may mutually determine (the "Closing Date").

        (c)  ACTIONS AT AND IMMEDIATELY FOLLOWING THE CLOSING.

             (i) At the Closing, (A) the Company will deliver to Parent and Purchaser the various certificates, instruments, and documents referred to in Section 6(a) below, (B) Parent and Purchaser will deliver to the Company the various certificates, instruments, and documents referred to in Section 6(b) below and (C) Parent will deliver to the Exchange Agent (without duplication) the Merger Consideration, the Preferred Consideration and the amount, if any, for the Dissenting Shares in the manner provided below in this
        Section 2.

             (ii)  following the Closing, the Company and Purchaser
        (or another corporation which is a direct or indirect subsidiary of Parent) shall execute and acknowledge a Certificate of Merger in due and proper form (the "Certificate of Merger") and shall cause such Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

        (d)  EFFECTS OF MERGER.

             (i) GENERAL. The Merger shall become effective at the time (the "Effective Time") the Parties file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Purchaser or the Company in order to fully carry out and effectuate the Merger.

             (ii) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation at and as of the Effective Time shall be the same as the Certificate of Incorporation of Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Calspan SRL Corporation").

             (iii) BY-LAWS. The By-laws of Purchaser in effect at and as of the Effective Time will become the By-laws of the Surviving Corporation without any modification or amendment in the Merger.

             (iv) DIRECTORS AND OFFICERS. The directors and officers of Purchaser in office at and as of the Effective Time will become the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office) until their successors are duly elected and qualified.

             (v)  CONVERSION OF COMPANY SHARES AND COMPANY PREFERRED
        SHARES. At and as of the Effective Time, (A) each Company Common Share (including the Warrants attached thereto) issued and outstanding immediately prior to the Effective Time (other than (x) Company Common Shares owned by Purchaser or held in the treasury of the Company or by any Subsidiary of the Company, all of which shall be canceled and no payment shall be made with respect thereto and (y) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $4.10 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such share; and (B) each Company Preferred Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $100, plus an amount representing the accrued and unpaid dividends thereon, to the Effective Time, in cash (the "Preferred Consideration") upon surrender of the certificate representing such share. No Company Common Share or Company Preferred Share that is exchanged in connection with the transactions contemplated by this Agreement shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

             (vi)  PURCHASER COMMON STOCK.  At and as of the
        Effective Time, each share of Purchaser Common Stock shall remain outstanding.

             (vii) COMPANY OPTIONS. Each stock option or warrant granted to employees and directors of the Company and its Subsidiaries or to any other Persons, with respect to Company Common Shares shall not be cancelled by the Merger and shall be governed in accordance with its terms or applicable law, as the case may be.

        (e) PROCEDURE FOR PAYMENT.

             (i) Immediately after the Effective Time, the Purchaser shall deposit in trust with the Exchange Agent cash in an aggregate amount necessary (A) to make the payments pursuant to Section 2(d)(v) hereof to holders (other than the Purchaser or Parent or any of their respective subsidiaries or affiliates) of Company Common Shares and Company Preferred Shares (such amount being hereinafter referred to as the "Exchange Fund"), and (B) to make cash payments, at the rate of $4.10 per share, to holders of Dissenting Shares, if any. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Exchange Agent shall invest portions of the Exchange Fund as Purchaser directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former stockholders of the Company entitled thereto as contemplated by this Section. The Purchaser shall promptly replenish the Exchange Fund to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to the Purchaser. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Company Common Shares or Company Preferred Shares shall be entitled under this Section, the Purchaser shall in any event be liable for payment thereof. The Exchange Fund shall not be used except as provided in this Agreement.

             (ii) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Shares or Company Preferred

        Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Exchange Agent of a Certificate representing Company Common Shares (together with the Warrants attached thereto), together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Company Common Shares represented by such Certificate multiplied by the Merger Consideration and such Certificate (and the Warrants attached thereto) shall forthwith be cancelled. Upon surrender to the Exchange Agent of a Certificate representing Company Preferred Shares, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Company Preferred Shares represented by such Certificate multiplied by the Preferred Consideration and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After the Effective Time, until surrendered in accordance with the provisions of this Section 2(e), each Certificate (other than Certificates representing shares owned by the Purchaser or any affiliate of the Purchaser and Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration or the Preferred Consideration, as the case may be, in cash multiplied by the number of Company Common Shares or Company Preferred Shares evidenced by such Certificate, without any interest thereon.

             (iii) After the Effective Time, there shall be no transfers of Company Common Shares or Company Preferred Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Section 2.

             (iv) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company more than 180 days after the Effective Time shall be repaid to the Surviving Corporation and holders of Certificates shall thereafter look only to the Surviving Corporation only as general creditors thereof for payment of any Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Purchaser nor the Surviving Corporation shall be liable to a holder of a Certificate for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        (f) CLOSING OF TRANSFER RECORDS. After the close of business on the day of the Effective Time, the stock transfer ledger of the Company shall be closed and transfers of Company Common Shares and Company Preferred Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

        (g) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the Delaware General Corporation Law, Company Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and comply with all of the relevant provisions of Section 262 of the Delaware General Corporation Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such right, and such holder's Company Common Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of Company Common Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Purchaser (except as set forth in the Company Disclosure Schedule) as follows. With respect to any representations or warranties in this Section 3 indicated to be limited to the knowledge of the Company (or words to like effect), such knowledge will be deemed to include the knowledge of officers of the Company who are also affiliated (as defined in Rule 405 under the Securities Act) with Parent or Purchaser.

        (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except for failures that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

        (b)  CAPITALIZATION.

             (i) As of May 31, 1995, the entire authorized capital stock of the Company consisted of (A) 19,000,000 shares of Company Common Stock, of which

        9,973,243 shares (excluding treasury shares) were issued and outstanding, and (B) 1,000,000 shares of preferred stock, of which 12,184 shares of Company Preferred Stock were issued and outstanding. To the best of the Company's knowledge, at and as of the Closing Date, all Warrants will be attached to shares of Company Common Stock in the form of units, consisting of one
        Company Common Share, one Series A Warrant and one Series B Warrant, and will not be separately transferable.

             (ii) To the best of the Company's knowledge, other than the Warrants and except as set forth in the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other securities convertible into or evidencing the right to subscribe for any of its capital stock. To the best of the Company's knowledge, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. At and as of the Closing, the Company will not be a party to any agreement relating to the registration of shares of capital stock of the Company or any successor entity.

             (iii) The Company Disclosure Schedule correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation and the Persons owning its outstanding capital stock.

        (c)  AUTHORIZATION OF TRANSACTION.

             (i) The Company has corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held and at which a quorum was present and acting throughout by the requisite vote of all directors present, has approved this Agreement and the Merger in accordance with the applicable provisions of the Delaware General Corporation Law and (i) determined that the Merger is fair to and in the best interest of the Company's stockholders, (ii) recommended approval of this Agreement and the Merger by the Company's stockholders, and
        (iii) duly and validly authorized the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. Except for the approval of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered on behalf of the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

             (ii) The only votes of Company Stockholders required to adopt the Agreement are (A) the affirmative vote of the holders of a majority of Company Common Shares pursuant to Section 251 of the Delaware General Corporation Law and (B) the affirmative vote of a majority of the Minority Stockholders, represented in person or by proxy, at the special stockholder meeting called by the Company for the purpose of considering and voting upon the Merger (collectively, the "Requisite Company Stockholder Approval").

        (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries, except for any such matters which, both individually and in the aggregate, would not have a material adverse effect on the Company or on its ability to consummate the transactions contemplated hereby. Other than in connection with the provisions of the Delaware General Corporation Law and as set forth on the Company Disclosure Schedule, none of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, permit or approval of any government or governmental agency or regulatory authority in order for the Parties to consummate the transaction contemplated by this Agreement.

        (e)  FINANCIAL STATEMENTS.

             (i) The Company has prepared and distributed to its stockholders a quarterly report titled "Modified Form 10-Q Equivalent" for the fiscal quarter ended April 2, 1995 (the "Form 10-Q Equivalent") and an annual report titled "Modified Form 10-K Equivalent" for the fiscal year ended January 1, 1995 (the "Form 10-K Equivalent" and, together with the Form 10-Q Equivalent, the "Stockholder Reports").

             (ii) The (A) audited consolidated statements of operations, cash flows and stockholders' equity of the Company for the years ended January 2, 1994 and January 1, 1995 and the audited consolidated balance sheets of the Company as of January 1, 1995 and January 2, 1994, including the footnotes thereto, included in the Form 10-K Equivalent (the "Annual Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its

        Subsidiaries for the indicated periods, and are consistent with the books and records of the Company and its Subsidiaries, and (B) interim unaudited consolidated statements of operations, cash flows and stockholders' equity of the Company for the three months ended April 2, 1995 and the consolidated balance sheet of the Company and its Subsidiaries as of such date included in the Form 10-Q Equivalent and previously provided to Parent and Purchaser (the "Interim Statements" and, together with the Annual Financial Statements, the "Financial Statements") have been prepared on the same basis as the Annual Financial Statements except that such Interim Statements are subject to normal recurring adjustments and omit certain footnote disclosure.

        (f) ABSENCE OF UNDISCLOSED LIABILITIES. To the best of the Company's knowledge, except as described in the Proxy Materials, neither the Company nor any of its Subsidiaries has any liability or obligation of any kind, accrued, absolute, asserted or unasserted, contingent or otherwise, including any guaranty with respect to any obligation, except (i) such liabilities or obligations as are reflected, reserved against or disclosed in the Financial Statements and (ii) such liabilities or obligations as have been incurred since April 2, 1995, which do not singly or in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole.

        (g) LITIGATION AND LIABILITIES. Except as disclosed in the Proxy Materials and the Stockholder Reports, to the best of the Company's knowledge, there are no (i) actions, suits, proceedings or investigations pending or threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any fact or circumstances of which the Company is aware (including those relating to tax, environmental, product liability and occupational safety and health matters), in any case, that could reasonably be expected to result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries, that, alone or in the aggregate, could have a material adverse effect on the financial condition, properties, business, or result of operations of the Company and its Subsidiaries taken as a whole. To the best of the Company's knowledge, the Company is not subject to any outstanding order, writ, injunction or decree that could have a material adverse effect on the Company or could prevent or delay in any material respect the consummation of the transactions contemplated hereby.

        (h) CONSENTS AND APPROVALS. To the best of the Company's knowledge, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws (or other similar governing documents) of the Company or any of its Significant Subsidiaries; (ii) except as set forth on the Company Disclosure Schedule and except for the Company's existing Credit Agreement, dated as of March 3, 1994 with NBD Bank, N.A., result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) which, in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as whole and would not prevent or delay in any material respect the consummation of the transactions contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which would not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as whole and would not prevent or delay in any material respect the consummation of the transactions contemplated hereby.

        (i) CERTAIN AGREEMENTS. Except as set forth on the Company Disclosure Schedule, there are no contracts, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party which create, govern or purport to govern the right of another party (other than Parent or Purchaser) to acquire the Company.

        (j)  ENVIRONMENTAL MATTERS.

             (i) As used in this Agreement "Hazardous Material" shall mean: (1) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14); (2) any "pollutant or contaminant" as defined in 42 U.S.C. Section 9601(33); (3) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (4) any petroleum, including crude oil and any fraction thereof; (5) natural synthetic gas usable for fuel; (6) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (7) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

             (ii) As used in this Agreement "Environmental Laws" shall mean: any federal, state or local law, rule, or regulation or common law, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

             (iii)  Except as indicated on the Company Disclosure
        Schedule, there are no specific facts or circumstances known to the Company that would indicate that the Company or any of its Subsidiaries will likely be subject to liability in respect of a violation or alleged violation of any Environmental Laws, which would be material to the Company and its Subsidiaries, taken as a whole.

        (k) BROKERS' FEES. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, except for the fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated under its engagement letter with the Company, dated June 2, 1995.

        (l) DISCLOSURE. The Company Information contained in the Proxy Materials will not, on the date the Proxy Materials are first mailed to stockholders, and the Proxy Materials, if amended, will not, on the date of the Company Stockholder Vote contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements therein not false or misleading in light of the circumstances in which they are made. As used herein, "Company Information" means all information with respect to the Company or any of its Subsidiaries provided for use in the Proxy Materials, as the case may be.

        (m) KNOWLEDGE OF OFFICERS OF PARENT OR PURCHASER. The representations and warranties set forth in this Section 3 shall not be breached by the existence of facts, conditions or events that Joseph P. Allen or David H. Langstaff, as directors and officers of the Company, in the performance of their duties on behalf of the Company, knew of as of the date of this Agreement.

        SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Parent and Purchaser represent and warrant to the Company (except as set forth in the Purchaser Disclosure Schedule) as follows:

        (a) ORGANIZATION. Parent is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent and Purchaser have delivered to the Company true and correct copies of their organizational documents.

        (b) CAPITALIZATION. The entire authorized capital stock of Purchaser consists of (i) 19,000,000 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, of which, as of the date of this Agreement, no shares are issued or outstanding.

        (c) AUTHORIZATION OF TRANSACTION. Each of Parent and Purchaser has requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it.
This Agreement has been duly authorized by the general partner of Parent and by the board of directors of Purchaser, has been duly executed and delivered on behalf of each of Parent and Purchaser, and constitutes the valid and legally binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummations of the transactions contemplated hereby, will (i) violate any constitution, statue, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either of Parent or Purchaser is subject or any provision of the charter or bylaws of either Parent or Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party a put right or repurchase obligation or the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, or other material arrangement to which either Parent or Purchaser is a party or by which it is bound or to which any of its material assets is subject, except for any such matters which, both individually and in the aggregate, would not have a material adverse effect on either Parent or Purchaser or on either Parent's or Purchaser's ability to consummate the transactions contemplated hereby. Other than in connection with the provisions of the Delaware General Corporation Law, neither Parent nor Purchaser needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval for any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

        (e) BROKERS' FEES. Neither Parent nor Purchaser has any liability or obligation to pay any fees or commission to any broker, finder, or similar agent with respect to the transaction contemplated by this Agreement.

        (f) DISCLOSURE. The information regarding Parent and Purchaser contained in the Proxy Materials will not, on the date the Proxy Materials are first mailed to stockholders of the Company, and the Proxy Materials, if amended, will not, on the date of the Company Stockholder Vote, contain any statement which, as the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements therein not false or misleading; PROVIDED, HOWEVER, that this representation is limited to information regarding Parent or Purchaser that was provided by Parent or Purchaser to the Company, specifically for use in the Proxy Materials.

        (g) CREDIT AGREEMENT. Parent has provided to the Company a true and correct copy of the Credit Agreement to provide debt financing in an amount that, together with the equity financing referred to in Section 6(a)(ix), will be sufficient to enable Purchaser to consummate the Merger. Such Credit Agreement is in full force and effect as of the date hereof and neither Parent nor Purchaser is aware of any information that indicates that Parent or Purchaser (as the case may be) will not be able, in any material respect, to satisfy all conditions precedent to the availability of funds thereunder.

        (h) ARVIN AGREEMENT. Parent has provided to the Company a true and correct copy of the Stockholder Agreement among Arvin, Purchaser and Parent, which agreement is currently in effect and provides, among other things, that said Stockholder Agreement shall terminate if the Company terminates this Agreement pursuant to Section 7(a)(ii) hereof.

        (i) Except as set forth in the Company Disclosure Schedule, the Proxy Materials and the Stockholder Reports, or as disclosed to the Board of Directors, the directors and officers of Purchaser and Parent who are directors and officers of the Company are not as of the date hereof aware of any material favorable facts concerning the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole.

        SECTION 5. COVENANTS. The Parties agree that, from and after the execution of this Agreement and until the Effective Time, unless otherwise set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule (as the case may be):

        (a) GENERAL. Each of the Parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

        (b) NOTICES AND CONSENTS. The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use all commercially reasonable efforts to obtain (and will cause each of its Subsidiaries to use all commercially reasonable efforts to obtain) any third party consents or approvals, that either Parent or Purchaser reasonably may request in connection with the matters referred to in Section 3(d) above. The Company will cooperate with Parent and Purchaser and assist Parent and Purchaser in connection with obtaining the consents and approvals of third parties to the termination of the agreements set forth on EXHIBIT A hereto and such other agreements of the Company (other than agreements governing employee stock options) that require the consent of third parties for their termination as may be identified by Parent or Purchaser to the Company in writing prior to the Closing.

        (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use all commercially reasonably efforts to obtain any authorizations, consents, and approvals of governments, governmental agencies and regulatory authorities in connection with the matters referred to in
Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

             (i) PROXY STATEMENT. The Company will prepare and mail to its stockholders the Proxy Materials relating to the Company Stockholder Vote. Parent and Purchaser agree to furnish to the Company all information regarding Parent and Purchaser reasonably requested by the Company in connection with the preparation of the Proxy Materials.

             (ii) THE COMPANY STOCKHOLDER VOTE. The Company will call a special meeting of its stockholders as soon as reasonably practicable to obtain the Requisite Company Stockholder Approval (the "Company Stockholder Vote"). The Company will mail the Proxy Materials to its stockholders as soon as reasonably practicable. The Proxy Materials will contain the affirmative recommendations of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, nothing in this Section 5(c)(ii) shall be construed to require any director of the Company to take any actions or permit any event described above to the extent that any director, upon advice of legal counsel to the Special Committee, determines in good faith that such action would cause him to be subject to a substantial risk of a breach of his fiduciary duties under applicable law.

        (iii)   REGULATORY FILINGS.  Each of the Parties will file
        (and the Company will cause each of its Subsidiaries to file) any form or report or related material that it may be required to file with any governmental entity under the laws of the United States or any foreign jurisdiction, will use all commercially reasonable efforts to obtain (and the Company will cause each of its Subsidiaries to use all commercially reasonable efforts to obtain) termination of any applicable waiting periods, and will make (and the Company will cause each of its Subsidiaries to make) any further filings that may be necessary, proper, or advisable.

        (d) OPERATION OF THE COMPANY'S BUSINESS. From and after the date hereof until the Effective Time, the Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, unless
(i) Purchaser shall otherwise agree in writing, (ii) expressly contemplated hereby or (iii) otherwise provided in a Contract to which the Company or any of its Subsidiaries is a party which is in effect prior to the date hereof. Without limiting the generality of the foregoing:

             (i) none of the Company and its Subsidiaries will authorize or effect any change in its charter or bylaws;

             (ii) none of the Company and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options and warrants outstanding on the date hereof and identified on the Disclosure Schedule);

             (iii) none of the Company and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

             (iv) none of the Company and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

             (v) none of the Company and its Subsidiaries will grant any Security Interest on any of its assets outside the Ordinary Course of Business; or transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the Ordinary Course of Business;

             (vi) none of the Company and its Subsidiaries will make any capital investment in, make any loan to, acquire the securities or assets of, or merge or consolidate with, any other Person outside the Ordinary Course of Business;

             (vii) none of the Company and any of its Subsidiaries will make any acquisition of a material amount of assets or securities or enter into any material contract or any release or relinquishment of any material contract rights, not in the Ordinary Course of Business;

             (viii) none of the Company and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; neither the Company nor any of its Subsidiaries will grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries, other than pursuant to Benefit Plans in existence as of the date of this Agreement and in the Ordinary Course of Business; and neither the Company nor any of its Subsidiaries will establish, adopt, enter into, or, except as required by law, amend any Benefits Plans, or make any new grants or awards under any Benefit Plans other than in the Ordinary Course of Business; and

             (ix) none of the Company and it Subsidiaries will commit to any of the foregoing.

        The covenants of the Company set forth in this Section 5(d) shall not be breached by actions taken or omitted by Joseph P. Allen or David H. Langstaff, in their capacities as officers of the Company, unless such actions were taken or omitted, directly or indirectly, at the direction, or with the consent or approval, of the Board of Directors of the Company.

        (e) FULL ACCESS. The Company will (and will cause each of its Subsidiaries to) permit representatives of each of Parent and Purchaser (including representatives of potential financing sources) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax and accounting records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries.

        (f) NOTICE OF DEVELOPMENTS. The Company will give prompt written notice to Parent and Purchaser of any material adverse development causing a breach of any of its representations and warranties in Section 3 above and Parent and Purchaser will give prompt written notice to the Company of any material adverse development causing a breach of any of their representations and warranties in Section 4 above. No disclosure by the Company, Parent or Purchaser pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        (g) ACQUISITION PROPOSALS. The Company shall not, and it shall not authorize or permit any of its Subsidiaries, officers, directors or employees or any advisors or agents retained by the Company or its Subsidiaries, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Company Acquisition Proposal, (ii) negotiate with any third party with respect to any Company Acquisition Proposal, (iii) endorse or recommend the Company Acquisition Proposal of any third party or
(iv) enter into any Contract with any third party with the intent to effect any Company Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 5(g)(i) shall limit or prohibit the Company from issuing a press release, substantially in the form of EXHIBIT B to this Agreement, at any time following the execution of this Agreement or (ii) shall limit or prohibit the Company or any officer, director or employee of the Company or any advisor or agent retained by the Company (in each case, as authorized by the Special Committee) from (A) furnishing or causing to be furnished information concerning the Company, (B) participating in discussions and negotiations through its authorized representatives with persons who have sought such information if the Special Committee, upon the advice of its legal counsel, determines in good faith that the failure to provide such information or to participate in such discussions or negotiations would cause the members of the Board of Directors to be subject to a substantial risk of a breach of their fiduciary duties under applicable law, and (C) entering into a Contract to effect a Company Acquisition Proposal that the Special Committee, with the advice of its legal and financial advisors, determines in good faith is more favorable to the stockholders than the Merger contemplated hereby. (The foregoing sentence shall not relieve any Person from the responsibility of protecting confidential information of the Company when it is furnished to a third party.)

        (h)  INSURANCE AND INDEMNIFICATION.

             (i) Parent and Purchaser shall maintain, or cause to be maintained, in effect for a period ending not sooner than the sixth anniversary of the Effective Time of the Merger, at no expense to the beneficiaries thereof, coverage under the current directors' and officers' liability insurance policies ("D&O insurance") maintained by Arvin on behalf of the directors, officers or other covered employees of the Company with respect to matters occurring at or prior to the Effective Time; PROVIDED, HOWEVER, that in the event Arvin terminates, fails to renew or allows such D&O insurance policies to lapse prior to the sixth anniversary of the Effective Time, Parent and Purchaser at their election shall either (a) provide or cause to be provided such D&O insurance coverage under a separate policy which shall provide for coverage on the whole no less favorable to the insured than that provided by the current policies, or (b) cause Arvin to indemnify such officers, directors and covered employees to the extent, and subject to the limitations of, the coverage provided by such current policies for the period ending on the sixth anniversary of the Effective Time.

             (ii)  For a period of six years after the Effective
        Date, the Surviving Corporation shall observe the indemnification provision now existing in the Bylaws of the Company (a copy of which provision is set forth in EXHIBIT C) for the benefit of any individual who served as a director or officer of the Company at any time in the Bylaws prior to the Effective Time notwithstanding any amendment of such provisions after the Effective Time, and such indemnification provisions in said Exhibit C shall be a part of this Agreement as though set forth in this Section 5(h)(ii).

             (iii) This Section 5(h) shall survive consummation of the Merger.

             (iv)  STOCK OPTIONS.  The Company shall cooperate with
        Parent and Purchaser in the event Parent and Purchaser desire to modify, cancel or grant substitutes for any stock options or warrants granted to employees or directors of the Company or any of its Subsidiaries or to any other Persons so long as such cooperation does not result in a breach of any representation, warranty or covenant of the Company herein (unless previously waived by Parent and Purchaser).

             (v) FINANCING. Parent and Purchaser will use their best efforts to obtain the financing identified in Section 6(a)(viii) on or prior to the Closing Date.

        SECTION 6.  CONDITIONS TO OBLIGATIONS TO CLOSE.

        (a) CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to consummate the Merger are subject to satisfaction of the following conditions:

             (i) the Requisite Company Stockholder Approval shall have been obtained;

             (ii) the Company and its Subsidiaries shall have procured all of the third party and governmental consents specified in Section 5(b) and the first section of Section 5(c) above, including any required consents under the agreements listed on the Company Disclosure Schedule;

             (iii)  the representations and warranties set forth in
        Section 3 above shall be true and correct in all material respects at and as of the Closing Date; the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (iv) there shall be in effect no preliminary or permanent injunction or any judgment, order, decree, ruling, or charge which would (w) prevent the consummation of any of the transactions contemplated by this Agreement, (x) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (y) affect materially and adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Company, or (z) affect materially and adversely the right of any of the former Subsidiaries of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (v) there shall not have occurred any material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole, except (A) as contemplated by this Agreement or (B) as occurs after the date hereof directly as a result of specific facts which were known prior to the date hereof to Joseph P. Allen and David H. Langstaff, as directors and officers of the Company in the performance of their duties;

             (vi) the Company shall have delivered to Parent and Purchaser a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(vi) is satisfied in all respects;

             (vii) the Credit Agreement shall have been executed by the parties thereto, and shall be in full force and effect and shall provide available funds for the transactions contemplated by this Agreement of not less than $39,000,000;

             (viii) Purchaser and/or Parent shall have received equity financing funds for the purpose of consummating the Merger of not less than $5,000,000;

             (ix) the Arvin Agreement shall be in full force and effect; Arvin shall have consummated the transactions contemplated under the Arvin Agreement; and Arvin shall not have withdrawn, or communicated its intention to withdraw or challenge, its proxy given thereunder to Parent;

             (x) Parent and Purchaser shall have received all applicable authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above;

             (xi) the number of Dissenting Shares shall not exceed five percent of the total Company Common Shares outstanding on the date hereof; and

             (xii) all certificates, instruments and other documents required to be delivered to Parent or Purchaser hereunder or otherwise to effect the Merger shall be reasonably satisfactory in form and substance to Parent and Purchaser.

Parent and Purchaser may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

        (b) CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to satisfaction of the following conditions:

             (i)  the representations and warranties set forth in
        Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) Parent and Purchaser shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

             (iii) there shall be in effect no preliminary or permanent injunction or any judgment, order, decree, ruling, or charge which would (w) prevent consummation of any of the transactions contemplated by this Agreement, (x) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (y) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Company, or
        (z) affect adversely the right of any of the former Subsidiaries of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (iv) Parent and Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

             (v) the Requisite Company Stockholder Approval shall have been obtained;

             (vi) the Parties shall have received all applicable authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above;

             (vii) on the date of Closing, the Special Committee shall have received an opinion (or a confirmation of such an opinion delivered at an earlier date) of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated such date and in form and substance reasonably satisfactory to the Special Committee, to the effect that the consideration to be paid to the Minority Stockholders upon consummation of the Merger is fair, from a financial point of view, to such stockholders; and

             (viii) all actions to be taken by each of Parent and Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

        SECTION 7. TERMINATION. The Parties may terminate this Agreement with the prior authorization of their respective board of directors or general partner (whether before or after stockholder approval) as provided below:

        (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time. In addition:

             (i) Either of Parent or Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time, if the Closing shall not have occurred on or before November 30, 1995, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from either of Parent or Purchaser breaching any material representation, warranty, or covenant contained in this Agreement).

             (ii) The Company may terminate this Agreement by giving written notice to Parent and Purchaser at any time (A) prior to the Effective Time, if the Closing shall not have occurred on or before November 30, 1995, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement), (B) prior to the Effective Time, at any time after the Company Stockholder Vote if the Requisite Company Stockholder Approval is not obtained (unless such event constitutes a Company Triggering Event, in which case the provisions of Section 7(c) and Section 7(d) shall apply); or (C) prior to the Effective Time, if the Company receives a bona fide offer to effect a Company Acquisition Proposal which the Special Committee, upon advice of its legal and financial advisors, determines in good faith is more favorable to the stockholders than the Merger contemplated hereby, provided that the Special Committee shall have recommended to the Board of Directors approval of such Company Acquisition Proposal and the Board of Directors shall have approved such Company Acquisition Proposal.

        (b) Any nonbreaching Party may terminate this Agreement by giving written notice to the other Parties at any time prior to the Effective Time in the event a Party has breached any material representation, warranty or covenant for the benefit of such non-breaching party contained in this Agreement in any material respect, the terminating Party has notified the breaching Party of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach. Termination by the Company shall be by action of its Board of Directors after receipt of the recommendation of the Special Committee.

        (c) Either Parent or Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time upon the occurrence of any Company Triggering Event.

        (d) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7(a) or Section 7(c), this Agreement shall become void and of no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders or partners other than as provided in this Section 7(d), which section is intended to serve as liquidated damages. If this Agreement is terminated pursuant to Section 7(b), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach.

        If this Agreement is terminated by the Company pursuant to Section 7(a)(ii)(C) or is terminated b either Parent or Purchaser in the event of a Company Triggering Event pursuant to Section 7(c), the Company shall promptly reimburse Parent for all of Parent's and Purchaser's actual, documented, customary and reasonable fees and expenses (including the fees and expenses of its counsel, bank and accountants) incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate (the "Expense Reimbursement Amount"); PROVIDED, HOWEVER, that if a Company Acquisition Proposal is in fact consummated, then promptly upon such consummation the Company shall, in addition to the Expense Reimbursement Amount, pay Parent, in cash, the termination fee described below (the "Termination Fee"). The Termination Fee shall be in an amount determined by subtracting the Expense Reimbursement Amount from the amount equal to 10% of the difference between (A) the product of the Merger Consideration multiplied by the number of Company Common Shares outstanding on the date hereof and (B) the total consideration (in whatever form) paid to the holders of Company Common Shares pursuant to the terms of such consummated Company Acquisition Proposal; PROVIDED, HOWEVER, that the Termination Fee shall be not less than $450,000 and not more than $900,000.

        The provisions contained in this Section 7(d) shall survive the termination of this Agreement.

       SECTION 8.  MISCELLANEOUS.

        (a) SURVIVAL. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning the payment of the Merger Consideration and the provisions in Sections 7(c) and (d) above) will survive the Effective Time.

        (b)  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.  Except as provided in
Section 5(g), no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use all commercially reasonable efforts to advise the other Parties prior to making the disclosure).

        (c) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Company's Stockholders, and (ii) the provisions in Section 5(h) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein.

        (d) ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule, and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

        (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (h)  NOTICES.

             (i) All notices, directions and other communications hereunder (collectively, "Communications") shall be in writing and shall be delivered by messenger, by first class mail (postage prepaid), by telecopier or by overnight air courier, and shall be addressed or sent to the telecopier number, as provided.

   If to the Company:                        Copy to:

   Space Industries International, Inc.      Holland & Knight
   800 Connecticut Ave., N.W.                2100 Pennsylvania Ave., N.W.
   Suite 1111                                Suite 400
   Washington, D.C. 20006                    Washington, D.C. 20037
   Attention:  Katherine A.  Snavely,        Attention:  Stephen J. Weiss
   Vice President                            Telecopier No.:  (202) 955-5564
   Telecopier No.: (202) 861-0321            Verify No.:  (202) 955-3000
   Verify No.:  (202) 888-4700

   If to Parent or Purchaser:                Copy to:

   Argotyche, L.P.                           Andrews & Kurth L.L.P.
   24020 Old Hundred Road                    425 Lexington Ave.
   Comus, Md. 20842                          New York, N.Y. 10017
   Attention:  David H. Langstaff
   Telecopier No.: (301) 349-2749            Attention:  Stuart Bressman
   Verify: No.: (301) 916-3633               Telecopier No.:  (212) 850-2929
                                             Verify No.:  (212) 850-2800

                                                          and

                                             Andrews & Kurth L.L.P.
                                             4200 Texas Commerce Tower
                                             Houston, Texas 77002
                                             Attention: James V. Baird
                                             Telecopier No.: (713) 220-4285
                                             Verify No.:  (713) 220-4200



             (ii) All Communications shall be presumed to have been received: (i) when personally delivered by messenger, if personally delivered; (ii) four Business Days after being deposited in the U.S. mail (postage prepaid), if mailed; (iii) when receipt is confirmed, if telecopied; and (iv) the next Business Day after timely delivery to an overnight air courier, if sent by an overnight air courier guaranteeing next day delivery.

             (iii) Any party may change its address or the other information provided above by notice given to the other party in accordance with this section.

        (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware) or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (j) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of the general partner of Parent, the board of directors of Purchaser and the board of directors of the Company (after receipt of the recommendation of the Special Committee); PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment or other modification of any provision of this Agreement and no waiver of any provision hereof or any right or benefit hereunder shall be valid unless the same shall be in writing and signed by each of the Parties after receipt of authorization as described above. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (l) EXPENSES. Except as provided in Section 7(d), each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement. Without limiting the foregoing, the Company will bear the expenses of Holland & Knight, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Steptoe & Johnson and KPMG Peat Marwick.

        (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

        (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     SPACE INDUSTRIES INTERNATIONAL, INC.


                                     By:   /S/ KATHERINE A. SNAVELY
                                           ------------------------------------
                                           Katherine A. Snavely, Vice President


                                     ARGOTYCHE, L.P.


                                     By    SANTAEUS, L.P.
                                           General Partner of Argotyche, L.P.


                                     By    DANTAEUS CORP.,
                                           General Partner of Santaeus, L.P.


                                     By:   /S/ DAVID H. LANGSTAFF
                                           ------------------------------------
                                           David H. Langstaff, President

                                     SPACE ACQUISITION CORPORATION


                                     By:   /S/ DAVID H. LANGSTAFF
                                           ------------------------------------
                                           David H. Langstaff, President

         Set forth below is a list briefly identifying the contents of all exhibits and schedules to the Agreement and Plan of Merger which have been omitted. Registrant hereby agrees to furnish supplementally to the Commission upon request a copy of any such exhibit or schedule.

                      ------------------------------------

        (A)  List of Agreements to be Terminated

        (B)  Form of Press Release

        (C) Indemnification Provisions of the Bylaws of Space Industries International, Inc.

        (D) Disclosure Schedule of Space Industries International, Inc. pertaining to Capitalization, Subsidiaries and Affiliates and Environmental Matters.

        (E)  Stock Option Database As of August 11, 1995.